EXHIBIT 10.35

BOYD GAMING CORPORATION

DEFERRED COMPENSATION PLAN

Amendment Number 5 to Amended and Restated Plan

WHEREAS, Boyd Gaming Corporation (“Employer”) maintains the Boyd Gaming Corporation Deferred Compensation Plan for the Board of Directors and Key Employees (“Plan”); and

WHEREAS, the Employer has reserved to itself the right to amend the Plan at any time it deems necessary or desirable; and

WHEREAS, the Employer desires to amend the Plan to increase the annual limitation applicable to participant deferrals.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2006, as follows:

1.	Section 3.3 of the Plan is restated in its entirety to read as follows:

“3.3 The Participant shall specify in his Enrollment Agreement the amount of Compensation to be deferred under the Plan from and after January 1, 2006. The maximum permitted to be deferred by an employee under the Plan is (1) 25% of base salary, and (2) 100% of incentive compensation paid. The maximum permitted to be deferred by a non-employee director under the Plan is 100% of Board of Directors fees. Additional deferrals by employees will be allowed in anticipation of the funding of the Participant’s account under the 401(k) Plan as provided in Section 3.11, below. The Plan Administrator may establish minimum deferral amount requirements and maximum limits.”

Except as otherwise provided in this Amendment Number 6 to the Amended and Restated Plan, the Plan is hereby ratified and confirmed in all respects.

EXECUTED this 30th day of December, 2005.

BOYD GAMING CORPORATION, a Nevada Corporation

By:	/s/ ELLIS LANDAU
Name:	Ellis Landau
Its:	Executive Vice President and Chief Financial Officer